Exhibit 99.1

Avon Reports Third-Quarter 2018 Results
Start of the journey to Open Up Avon

LONDON, November 1, 2018 - Avon Products, Inc. (NYSE:AVP) today announced its results for the quarter ended September 30, 2018.

Jan Zijderveld, Avon CEO, said, “As we said at the recent investor day, it is going to take time for us to execute this turn-around. While we are not yet satisfied with the overall quarterly results, I am encouraged by the speed at which initiatives are being adopted in our markets. We are beginning to see benefits from recruiting and training initiatives that have been put in place in countries around the world.”

Mr. Zijderveld continued, “At its heart, Avon is the world’s largest social selling company, focused on improving the lives of women.  Rebooting our sales model and returning the 6 million women to the center of everything we do, making it easier for her to succeed with Avon, will ensure our long-term success. While we are still in the beginning stages of our turn-around, we are beginning to see early results of various initiatives.  Through Avon Opportunity Meetings, we are bringing significantly more people in our Asia Pacific region, global training programs are exceeding participation goals and faster launched, on-trend beauty products are being met with strong acceptance in the marketplace. We know that in order to make “Her” successful, we have to move more quickly than we ever have in the past, make it easier for Her to do business and help Her improve Her earnings."

Jamie Wilson, Avon CFO, said, “During the third quarter, we completed the restructuring actions associated with the cost savings program initiated in 2016, exiting 2018 with run rate savings of $350 million, as targeted. We began implementing programs against our new cost savings initiative announced last month. The new initiative focuses on simplifying the business to generate efficiencies, improve revenue management, and generate interest and tax savings and is expected to free up approximately $400 million over the next three years to support underlying growth initiatives. In addition, our focus on revenue management contributed to our ability to expand gross margin 10 basis points in the quarter.”

Highlights for Third Quarter of 2018:

•	Total Reportable Segment Revenue in reported currency increased 1% to $1.4 billion. Adjusted[1] Total Reportable Segment Revenue in constant dollars[1] decreased 4% on a like-for-like[1] basis

•	Gross Margin of 62.2%. Adjusted Gross Margin increased 10 basis points to 61.3% on a like-for-like basis, favorably impacted by the net impact of price and mix

•	Active Representatives and Ending Representatives, both from Reportable Segments, declined 5% and 6%, respectively

•	Operating Margin increased 690 bps to 13.1%. Adjusted Operating Margin decreased 280 bps to 3.8% on a like-for-like basis, reflecting key investments in field, advertising and brochure

•	Diluted Earnings Per Share of $0.21. Adjusted Diluted Earnings Per Share of $0.02 on a like-for-like basis

•
Foreign currency unfavorably impacted Diluted Earnings Per Share by an estimated $0.12 per share and Adjusted Diluted Earnings Per Share by an estimated $0.04 per share, driven by the strength of the U.S. dollar against the currencies of the countries in which the Company operates

•	Structural and operational changes resulted in continued improvement in the Effective Tax Rate, on track to deliver a 15% reduction in the annualized Adjusted Effective Tax Rate to 65%

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	THREE MONTHS ENDED SEPTEMBER 30, 2018
	Reported (GAAP)	Adjusted[1] (Non-GAAP)	Like-for-Like[1]
Total C$ Reportable Segment Revenue Growth (vs 3Q17)	16%	—%	(4)%
Gross Margin	62.2%	57.1%	61.3%
Operating Margin	13.1%	3.0%	3.8%
Diluted EPS	$0.21	$—	$0.02
Effective Tax Rate	37.5%	9.7%	9.2%

Brazil IPI Tax Reversal

In May 2015, an Executive Decree on certain cosmetics went into effect in Brazil which increased the amount of IPI taxes that are to be remitted by Avon Brazil to the taxing authority on the sales of cosmetic products subject to IPI.

As of September 30, 2018, due in part to recent judicial decisions across the industry and other developments, the Company has concluded, supported by the opinion of legal counsel, that the Executive Decree is unconstitutional.

The Company has therefore classified the risk of loss during ongoing judicial reviews as reasonably possible but not probable, and accordingly, released the liability accrued to-date of $195 million and ceased accruing the IPI taxes from October 1, 2018.

The Company considered the release of the liability as a non-GAAP adjustment, and therefore, adjusted for the IPI tax of $168 million (which was recorded in total revenue in the Consolidated Income Statements), the associated interest of $27 million (which was recorded in other expense, net in the Consolidated Income Statements), and the associated tax reserve of $66 million in the Adjusted non-GAAP results during the three and nine months ended September 30, 2018.

New Revenue Recognition Standard (Accounting Standards Codification Topic 606 ("ASC" 606))
As previously disclosed, during the first quarter of 2018, the Company adopted the new GAAP revenue recognition standard, ASC 606. The Company adopted the standard as a cumulative-effect adjustment as of January 1, 2018, therefore, comparative information for prior periods was not restated. The new standard has a significant impact on the presentation of sales incentives and Representative fees and associated costs, primarily for brochures.

The impact of the change in accounting for revenue recognition on third-quarter and year-to-date 2018 performance is summarized on pages 18-20 of this release.
Third-Quarter 2018 Income Statement Review (compared with third-quarter 2017)

•
Total revenue for Avon Products, Inc. was relatively unchanged at $1.4 billion. Excluding the Brazil IPI tax release, total revenue decreased 11% to $1.3 billion, or 1% in constant dollars, both including a benefit of approximately 3% due to the impact of adopting the new revenue recognition standard.

•	From reportable segments:

◦
Total revenue increased 1% to $1.4 billion. Excluding the Brazil IPI tax release, total revenue decreased 11% to $1.2 billion, including a benefit of approximately 3% due to the impact of adopting the new revenue recognition standard, or was relatively unchanged in constant dollars, including a benefit of approximately 4% due to the impact of adopting the new revenue recognition standard.

◦	Active Representatives declined 5% with decreases reported in all segments.

◦	Ending Representatives declined 6% with decreases reported in all segments.

◦
Average order in constant dollars increased 5%, including a benefit of approximately 4% due to the impact of adopting the new revenue recognition standard, driven by increases in South Latin America, North Latin America and Asia Pacific.

•
Gross margin increased 100 basis points to 62.2%, significantly impacted by the Brazil IPI tax release. Adjusted gross margin decreased 410 basis points to 57.1%. Both Gross margin and Adjusted gross margin include a decline of approximately 420 basis points due to the impact of adopting the new revenue recognition standard. Gross margin and Adjusted gross margin were favorably impacted by the net impact of price/mix, partially offset by higher supply chain costs.

•
Operating margin was 13.1% in the quarter, up 690 basis points, significantly impacted by the Brazil IPI tax release. Adjusted operating margin was 3.0%, down 360 basis points. Both Operating margin and Adjusted operating margin include a decline of approximately 80 basis points due to the implementation of the new revenue recognition standard. Both the Operating

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margin and Adjusted operating margin year-over-year comparisons were unfavorably impacted by investments in Representative, sales leader and field expense, most significantly in Brazil to recover activity levels disrupted by the national transportation strike in second quarter 2018, higher advertising to support new product launches, and higher net brochure cost, primarily in Brazil due to an increase in brochure volumes.

•
The provision for income taxes was $68 million, significantly impacted by the Brazil IPI tax release, compared with $36 million for third-quarter 2017. On an Adjusted basis, the provision for income taxes was $1 million, compared with $36 million for third-quarter 2017.

•
Net income was $114 million, or $0.21 per diluted share, compared with $12 million, or $0.01 per diluted share for third-quarter 2017. Adjusted net income was $7 million, or $0.00 per diluted share, compared with $18 million, or $0.03 per diluted share for third-quarter 2017. Both net income and Adjusted net income include an unfavorable impact of $0.02 per diluted share due to the impact of the new revenue recognition standard.

Adjustments to Third-Quarter 2018 GAAP Results to Arrive at Adjusted Results
During the third quarter of 2018, the following adjustments were made to GAAP results to arrive at Adjusted results and, in total, reduced Diluted earnings per share by approximately $0.21:

•	The Company released the liability accrued to date related to Brazil IPI taxes of approximately $195 million before tax ($129 million after tax).

•
The Company recorded costs to implement ("CTI") restructuring within operating profit of approximately $20 million before tax ($18 million after tax), related to both the new cost savings initiative announced last month and to the Transformation Plan.

•	The Company recorded one-time tax reserves of approximately $4 million associated with its uncertain tax positions.

SEGMENT RESULTS
($ in millions)
	Revenue					Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US$		US$		C$
Revenue & Drivers	Reported (GAAP)	% var. vs 3Q17	Adjusted (non-GAAP)	% var. vs 3Q17	% var. vs 3Q17	% var. vs 3Q17	% var. vs 3Q17	% var. vs 3Q17	% var. vs 3Q17	% var. vs 3Q17

Europe, Middle East & Africa	$442.9	(8)%	$442.9	(8)%	(3)%	(4)%	1%	(7)%	4%	(5)%
South Latin America	645.4	9	477.0	(19)	—	(7)	7	(10)	10	(7)
North Latin America	207.0	—	207.0	—	5	(3)	8	4	1	(9)
Asia Pacific	120.5	2	120.5	2	6	(2)	8	6	—	(2)
Total from reportable segments	1,415.8	1	1,247.4	(11)	—	(5)	5	(6)	6	(6)
Other operating segments and business activities	8.4	(60)	8.4	(60)	(60)	*	*	*	*	*
Total Avon	$1,424.2	—%	$1,255.8	(11)%	(1)%	(5)%	4%	(6)%	5%	(6)%

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Operating Profit/Margin	2018 Operating Profit US$	2018 Operating Margin US$	2018 Adjusted Operating Profit US$	2018 Adjusted Operating Margin US$	Change in US$ vs 3Q17	Change in C$ vs 3Q17

Segment profit/margin
Europe, Middle East & Africa	$46.1	10.4%	$46.1	10.4%	(370) bps	(370) bps
South Latin America	194.1	30.1	25.7	5.4	(590)	(510)
North Latin America	14.3	6.9	14.3	6.9	(160)	(190)
Asia Pacific	9.6	8.0	9.6	8.0	(360)	(330)
Total from reportable segments	264.1	18.7	95.7	7.7	(420)	(400)
Other operating segments and business activities	1.1		1.1
Unallocated global expenses	(58.5)		(58.5)
CTI restructuring initiatives	(19.8)
Total Avon	$186.9	13.1%	$38.3	3.0%	(360) bps	(290) bps

*Calculation not meaningful

The Brazil IPI tax release of $168.4 is excluded from Adjusted Revenue and Adjusted Operating Profit, and CTI restructuring initiatives of $19.8 is excluded from Adjusted Operating Profit.
Other operating segments and business activities include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products. Other operating segments and business activities also include the business results for Australia and New Zealand, which the Company exited in 2018.
Third-Quarter 2018 Segment Review (compared with third-quarter 2017)
With regards to the discussion below on segment revenue, the difference between the reported and constant-dollar revenue growth is the estimated impact of foreign currency translation.
Total Reportable Segment revenue increased 1% to $1.4 billion. Excluding the Brazil IPI tax release, Total Reportable Segment revenue decreased 11% to $1.2 billion, including a benefit of approximately 3% due to the impact of adopting the new revenue recognition standard, or was relatively unchanged in constant dollars, including a benefit of approximately 4% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by declines in Active Representatives, primarily in Brazil and Russia. The Company experienced continued variability with challenges in key markets, particularly Brazil.

•
Europe, Middle East & Africa revenue was down 8%, or 3% in constant dollars, both including a benefit of approximately 2% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by a decrease in Active Representatives and lower average order.

◦
Russia revenue was down 16%, or 7% in constant dollars, both including a benefit of approximately 2% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by a decrease in Active Representatives.

◦
U.K. revenue and constant-dollar revenue were down 5%, both including a benefit of approximately 5% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by a decrease in Active Representatives, partially offset by higher average order.

•
South Latin America revenue was up 9%, significantly impacted by an IPI tax reversal in Brazil. Excluding the IPI reversal in Brazil, South Latin America revenue was down 19%, or relatively unchanged in constant dollars, both including a benefit of approximately 5% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by a decrease in Active Representatives, partially offset by higher average order. Revenue and constant-dollar revenue were primarily impacted by a decline in Brazil, partially offset by growth in Argentina, driven by inflationary pricing.

◦
Brazil revenue was up 27%, significantly impacted by the IPI tax reversal. Excluding the IPI reversal, Brazil revenue was down 23%, or 5% in constant dollars, both including a benefit of approximately 7% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by a decrease in Active Representatives, as well as lower average order.

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•
North Latin America revenue was relatively unchanged, or up 5% in constant dollars, both including a benefit of approximately 3% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by higher average order, partially offset by a decrease in Active Representatives.

◦
Mexico revenue was up 3%, or 10% in constant dollars, both including a benefit of approximately 3% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by higher average order, partially offset by a decrease in Active Representatives.

•
Asia Pacific revenue was up 2%, or 6% in constant dollars, both including a benefit of approximately 2% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by higher average order, partially offset by a decrease in Active Representatives.

◦
Philippines revenue was up 1%, or 7% in constant dollars, both including a benefit of approximately 3% due to the impact of adopting the new revenue recognition standard. Revenue and constant-dollar revenue were impacted by higher average order, partially offset by a decrease in Active Representatives.

Third-Quarter 2018 Cash Flow Review (compared with third-quarter 2017)

•
Net cash provided by operating activities of continuing operations was $32 million for the three months ended September 30, 2018. This reduced net cash used by operating activities of continuing operations to $68 million for the nine months ended September 30, 2018, compared with net cash provided by operating activities of continuing operations of $35 million in the same period in 2017. The approximate $103 million increased use of net cash from continuing operating activities was primarily due to higher inventory purchases, lower cash-related earnings, and a timing difference of approximately $34 million related to refundable indirect taxes, partially offset by the judicial deposit receipt of approximately $68 million related to Brazil IPI taxes and lower net receivables.

•
Net cash used by investing activities of continuing operations was $72 million for the nine months ended September 30, 2018, compared with $42 million in the same period in 2017. The approximate $30 million increased use of net cash from continuing investing activities was primarily due to a $22 million cash distribution received from New Avon LLC in the third quarter of 2017 and higher capital expenditures in 2018.

•
Net cash used by financing activities of continuing operations was $255 million for the nine months ended September 30, 2018, compared with $10 million in the same period in 2017. The approximate $245 million increased use of net cash from continuing financing activities was primarily due to the prepayment of the Company's 6.5% Notes in the second quarter of 2018.

Conference call
Avon will conduct a conference call at 9:00 a.m. Eastern Time today to discuss its quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or +1 (706) 643-1815 from non-U.S. locations (conference ID number: 7398514). The call and related slide presentation will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year. Please note that the Company intends to file its Form 10-Q on November 2, 2018.
About Avon Products, Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, for women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques sold through approximately 6 million active independent Avon Sales Representatives. Learn more about Avon and its products at www.avoncompany.com.

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Contacts:

INVESTORS:	MEDIA:

Amy Greene	Chris Wermann
Avon Investor Relations	Avon Corporate Relations
(212) 282-5320	or
James Golden/Leigh Parrish/Sophie Throsby
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
Footnotes
1 "Adjusted" items refer to financial measures that are derived from measures calculated in accordance with GAAP, but which have been adjusted to exclude certain items. "Like-for-like" refers to comparable year-over-year figures that exclude the impact of the adoption of ASC 606. Other Adjusted financial measures that the Company refers to include constant dollar ("C$") items. All of these adjusted items are Non-GAAP financial measures as described below under "Non-GAAP Financial Measures." These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Please refer to the Company's "Non-GAAP Financial Measures" description at the end of this release and the reconciliations the Company provides of these Non-GAAP financial measures to their comparable GAAP measures.
Forward-Looking Statements
This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s growth and long-term success, and improved representative engagement and service. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in Avon’s markets as well as the other risks detailed in Avon’s filings with the Securities and Exchange Commission. Avon undertakes no obligation to update any statements in this press release for changes that happen after the date of this release.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change	Nine Months Ended		Percent Change
	September 30			September 30
	2018	2017		2018	2017
Net sales	$1,346.3	$1,378.2	(2)%	$3,924.7	$4,029.8	(3)%
Other revenue	77.9	39.6		244.9	117.0
Total revenue	1,424.2	1,417.8	—%	4,169.6	4,146.8	1%
Cost of sales	538.4	550.0		1,657.8	1,592.1
Selling, general and administrative expenses	698.9	780.5		2,227.0	2,404.9
Operating profit	186.9	87.3	*	284.8	149.8	90%
Interest expense	31.3	34.8		102.0	106.0
Loss on extinguishment of debt	—	—		2.9	—
Interest income	(4.3)	(3.4)		(12.0)	(11.2)
Other (income) expense, net	(22.2)	7.9		(0.3)	25.9
Total other expenses	4.8	39.3		92.6	120.7
Income, before income taxes	182.1	48.0	*	192.2	29.1	*
Income taxes	(68.3)	(36.1)		(136.5)	(99.5)
Net income (loss)	113.8	11.9	*	55.7	(70.4)	*
Net loss attributable to noncontrolling interests	0.7	0.6		2.4	0.9
Net income (loss) attributable to Avon	114.5	12.5	*	58.1	(69.5)	*

Earnings (loss) per share(1)
Basic	$0.21	$0.01	*	$0.09	$(0.20)	*
Diluted	$0.21	$0.01	*	$0.09	$(0.20)	*

Weighted-average shares outstanding:
Basic	442.3	440.0		441.8	439.5
Diluted	442.3	440.0		441.8	439.5

* Calculation not meaningful

 (1) Under the two-class method, earnings (loss) per share is calculated using net gain allocable to common shares, which is derived by reducing net income (loss) by the income (loss) allocable to participating securities and earnings allocated to convertible preferred stock. Net income allocable to common shares used in the basic and diluted earnings per share calculation was $94.3 and $6.5 for the three months ended September 30, 2018 and 2017, respectively. Net income (loss) allocable to common shares used in the basic and diluted earnings (loss) per share calculation was $39.3 and ($85.8) for the nine months ended September 30, 2018 and 2017, respectively.

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AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2017 (Audited) and September 30, 2018 (Unaudited)
(In millions)

	September 30,	December 31,
	2018	2017
Assets
Current Assets
Cash and cash equivalents	$452.6	$881.5
Accounts receivable, net	374.3	457.2
Inventories	682.2	598.2
Prepaid expenses and other	264.2	296.4
Total current assets	1,773.3	2,233.3
Property, plant and equipment, at cost	1,395.3	1,481.9
Less accumulated depreciation	(771.3)	(779.2)
Property, plant and equipment, net	624.0	702.7
Goodwill	92.8	95.7
Other assets	584.5	666.2
Total assets	$3,074.6	$3,697.9
Liabilities, Series C Convertible Preferred Stock and Shareholders’ Deficit
Current Liabilities
Debt maturing within one year	$16.3	$25.7
Accounts payable	764.8	832.2
Accrued compensation	105.2	130.3
Other accrued liabilities	391.5	405.6
Sales taxes and taxes other than income	114.9	153.0
Income taxes	25.5	12.8
Total current liabilities	1,418.2	1,559.6
Long-term debt	1,630.8	1,872.2
Employee benefit plans	132.3	150.6
Long-term income taxes	132.7	84.9
Long-term sales taxes and taxes other than income	—	193.1
Other liabilities	77.6	84.4
Total liabilities	3,391.6	3,944.8

Series C convertible preferred stock	485.9	467.8

Shareholders’ Deficit
Common stock	190.3	189.7
Additional paid-in capital	2,299.1	2,291.2
Retained earnings	2,318.4	2,320.3
Accumulated other comprehensive loss	(1,015.9)	(926.2)
Treasury stock, at cost	(4,602.3)	(4,600.0)
Total Avon shareholders’ deficit	(810.4)	(725.0)
Noncontrolling interests	7.5	10.3
Total shareholders’ deficit	(802.9)	(714.7)
Total liabilities, series C convertible preferred stock and shareholders’ deficit	$3,074.6	$3,697.9

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Nine Months Ended
	September 30
	2018	2017
Cash Flows from Operating Activities
Net income (loss)	$55.7	$(70.4)
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:
Depreciation	61.1	63.4
Amortization	20.3	22.2
Provision for doubtful accounts	126.9	168.5
Provision for obsolescence	22.5	27.7
Share-based compensation	9.5	22.0
Foreign exchange losses	12.5	12.0
Deferred income taxes	(28.5)	15.4
Charge for Argentinian monetary assets and liabilities	(8.5)	—
Brazil IPI tax release	(194.7)
Other	14.2	37.0
Changes in assets and liabilities:
Accounts receivable	(93.4)	(170.1)
Inventories	(131.8)	(71.6)
Prepaid expenses and other	(38.2)	18.0
Accounts payable and accrued liabilities	(30.7)	(51.1)
Income and other taxes	74.1	(15.3)
Noncurrent assets and liabilities	60.7	27.3
Net cash (used) provided by operating activities of continuing operations	(68.3)	35.0
Cash Flows from Investing Activities
Capital expenditures	(71.0)	(66.7)
Disposal of assets	2.3	3.3
Distribution from New Avon LLC	—	22.0
Other investing activities	(3.3)	(0.1)
Net cash used by investing activities of continuing operations	(72.0)	(41.5)
Cash Flows from Financing Activities
Debt, net (maturities of three months or less)	(6.8)	(0.7)
Repayment of debt	(238.9)	(2.3)
Repurchase of common stock	(3.1)	(6.6)
Other financing activities	(6.3)	(0.2)
Net cash used by financing activities of continuing operations	(255.1)	(9.8)
Cash Flows from Discontinued Operations
Net cash used by operating activities of discontinued operations	—	(7.5)
Net cash used by discontinued operations	—	(7.5)
Effect of exchange rate changes on cash and cash equivalents	(33.5)	33.2
Net (decrease) increase in cash and cash equivalents	(428.9)	9.4
Cash and cash equivalents at beginning of year	881.5	654.4
Cash and cash equivalents at end of period	$452.6	$663.8

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Reported				Excluding the impact of adopting ASC 606
	Three Months Ended September 30		US$	C$	US$	C$
	2018	2017	% var. vs 3Q17	% var. vs 3Q17	% var. vs 3Q17	% var. vs 3Q17
Beauty:
Skincare	$339.0	$393.7	(14)%	(4)%	(14)%	(4)%
Fragrance	331.9	388.1	(14)	(3)	(14)	(3)
Color	192.0	243.6	(21)	(11)	(21)	(10)
Total Beauty	862.9	1,025.4	(16)	(5)	(16)	(5)
Fashion & Home:
Fashion (jewelry/watches/apparel/ footwear/accessories/children's)	174.7	192.9	(9)	(3)	(9)	(2)
Home (gift & decorative products/housewares/ entertainment & leisure/children's/nutrition)	140.1	148.7	(6)	8	(6)	9
Total Fashion & Home	314.8	341.6	(8)	2	(8)	2
Brazil IPI tax release	168.4	—	*	*	*	*
Net sales from reportable segments	1,346.1	1,367.0	(2)	12	(1)	13
Other revenue from reportable segments	69.7	29.8	*	*	(28)	(19)
Total revenue from reportable segments	1,415.8	1,396.8	1	16	(2)	12
Total revenue from Other operating segments and business activities	8.4	21.0	(60)	(60)	(60)	(60)
Total revenue	$1,424.2	$1,417.8	—	14	(3)	11

*Calculation not meaningful

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Reported				Excluding the impact of adopting ASC 606
	Nine Months Ended September 30		US$	C$	US$	C$
	2018	2017	% var. vs 9M17	% var. vs 9M17	% var. vs 9M17	% var. vs 9M17
Beauty:
Skincare	$1,100.5	$1,171.7	(6)%	(2)%	(7)%	(3)%
Fragrance	1,033.7	1,096.8	(6)	(1)%	(7)	(2)
Color	640.0	716.9	(11)	(7)	(11)	(8)
Total Beauty	2,774.2	2,985.4	(7)	(3)	(8)	(4)
Fashion & Home:
Fashion (jewelry/watches/apparel/ footwear/accessories/children's)	549.2	585.6	(6)	(4)	(7)	(5)
Home (gift & decorative products/housewares/ entertainment & leisure/children's/nutrition)	413.8	427.3	(3)	4	(4)	3
Total Fashion & Home	963.0	1,012.9	(5)	(1)	(6)	(2)
Brazil IPI tax release	168.4	—	*	*	*	*
Net sales from reportable segments	3,905.6	3,998.3	(2)	3	(3)	2
Other revenue from reportable segments	219.9	86.2	*	*	(22)	(18)
Total revenue from reportable segments	4,125.5	4,084.5	1	6	(3)	2
Total revenue from Other operating segments and business activities	44.1	62.3	(29)	(30)	(32)	(32)
Total revenue	$4,169.6	$4,146.8	1	6	(4)	1

*Calculation not meaningful

Page | 11

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

NINE MONTHS ENDED SEPTEMBER 30, 2018

SEGMENT RESULTS
($ in millions)
	Revenue					Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US$		US$		C$
Revenue & Drivers	Reported (GAAP)	% var. vs 9M17	Adjusted (non-GAAP)	% var. vs 9M17	% var. vs 9M17	% var. vs 9M17	% var. vs 9M17	% var. vs 9M17	% var. vs 9M17	% var. vs 9M17

Europe, Middle East & Africa	$1,512.0	2%	$1,512.0	2%	—%	(3)%	3%	(3)%	3%	(5)%
South Latin America	1,658.6	1	1,490.2	(10)	2	(6)	8	(7)	9	(7)
North Latin America	609.9	—	609.9	—	2	(5)	7	(4)	6	(9)
Asia Pacific	345.0	—	345.0	—	2	(2)	4	—	2	(2)
Total from reportable segments	4,125.5	1	3,957.1	(3)	1	(4)	5	(5)	6	(6)
Other operating segments and business activities	44.1	(29)	44.1	(29)	(30)	*	*	*	*	*
Total Avon	$4,169.6	1%	$4,001.2	(4)%	1%	(4)%	5%	(5)%	6%	(6)%

Operating Profit/Margin	2018 Operating Profit US$	2018 Operating Margin US$	2018 Adjusted Operating Profit US$	2018 Adjusted Operating Margin US$	Change in US$ vs 9M17	Change in C$ vs 9M17

Segment profit/margin
Europe, Middle East & Africa	$194.9	12.9%	$194.9	12.9%	(210) bps	(220) bps
South Latin America	276.5	16.7	108.1	7.3	(40)	(20)
North Latin America	54.1	8.9	54.1	8.9	(50)	(70)
Asia Pacific	27.3	7.9	27.3	7.9	(290)	(240)
Total from reportable segments	552.8	13.4	384.4	9.7	(110)	(130)
Other operating segments and business activities	2.7		2.7
Unallocated global expenses	(216.3)		(216.3)
CTI restructuring initiatives	(54.4)
Total Avon	$284.8	6.8%	$170.8	4.3%	(60) bps	(50) bps

*Calculation not meaningful

The Brazil IPI tax release of $168.4 is excluded from Adjusted Revenue and Adjusted Operating Profit, and CTI restructuring initiatives of $54.4 is excluded from Adjusted Operating Profit.
Other operating segments and business activities include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products. Other operating segments and business activities also include the business results for Australia and New Zealand, which the Company exited in 2018.

Page | 12

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the most directly comparable financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED SEPTEMBER 30, 2018
	Reported (GAAP)	Brazil IPI release	CTI restructuring initiatives	Special tax items	Adjusted (Non-GAAP)	Impact of revenue recognition	Like-for-Like
Total revenue	$1,424.2	$168.4	$—	$—	$1,255.8	$(45.5)	$1,210.3
Cost of sales	538.4	—	(0.1)	—	538.5	(69.9)	468.6
Selling, general and administrative expenses	698.9	—	19.9	—	679.0	16.3	695.3
Operating profit	186.9	(168.4)	19.8	—	38.3	8.1	46.4
Income before income taxes	182.1	(194.7)	19.8	—	7.2	8.1	15.3
Income taxes	(68.3)	66.2	(2.3)	3.7	(0.7)	(0.7)	(1.4)
Net income	$113.8	$(128.5)	$17.5	$3.7	$6.5	$7.4	$13.9

Diluted EPS	$0.21				$—		$0.02

Gross margin	62.2%	(5.1)	—	—	57.1%		61.3%
SG&A as a % of revenue	49.1%	6.4	(1.4)	—	54.1%		57.4%
Operating margin	13.1%	(11.5)	1.4	—	3.0%		3.8%
Effective tax rate	37.5%				9.7%		9.2%

Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS.

Page | 13

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the most directly comparable financial measure calculated and reported in accordance with GAAP.

	NINE MONTHS ENDED SEPTEMBER 30, 2018
	Reported (GAAP)	Brazil IPI release	CTI restructuring initiatives	Special tax items	Adjusted (Non-GAAP)	Impact of revenue recognition	Like-for-Like
Total revenue	$4,169.6	$168.4	$—	$—	$4,001.2	$(183.9)	$3,817.3
Cost of sales	1,657.8	—	1.0	—	1,656.8	(208.5)	1,448.3
Selling, general and administrative expenses	2,227.0	—	53.4	—	2,173.6	37.6	2,211.2
Operating profit	284.8	(168.4)	54.4	—	170.8	(13.0)	157.8
Income before income taxes	192.2	(194.7)	54.4	—	51.9	(13.0)	38.9
Income taxes	(136.5)	66.2	(4.4)	18.4	(56.3)	3.0	(53.3)
Net income (loss)	$55.7	$(128.5)	$50.0	$18.4	$(4.4)	$(10.0)	$(14.4)

Diluted EPS	$0.09				$(0.05)		$(0.07)

Gross margin	60.2%	(1.6)	—	—	58.6%		62.1%
SG&A as a % of revenue	53.4%	2.2	(1.3)	—	54.3%		57.9%
Operating margin	6.8%	(3.8)	1.3	—	4.3%		4.1%
Effective tax rate	71.0%				108.5%		137.0%

Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS.

Page | 14

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED SEPTEMBER 30, 2017
	Reported (GAAP)	CTI restructuring initiatives	Adjusted (Non-GAAP)
Total revenue	$1,417.8	$—	$1,417.8
Cost of sales	550.0	—	550.0
Selling, general and administrative expenses	780.5	6.2	774.3
Operating profit	87.3	6.2	93.5
Income before income taxes	48.0	6.2	54.2
Income taxes	(36.1)	(0.1)	(36.2)
Net income	$11.9	$6.1	$18.0

Diluted EPS	$0.01		$0.03

Gross margin	61.2%	—	61.2%
SG&A as a % of revenue	55.1%	(0.4)	54.6%
Operating margin	6.2%	0.4	6.6%
Effective tax rate	75.2%		66.8%

Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS.

Page | 15

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	NINE MONTHS ENDED SEPTEMBER 30, 2017
	Reported (GAAP)	CTI restructuring initiatives	Loss contingency	Adjusted (Non-GAAP)
Total revenue	$4,146.8	$—	$—	$4,146.8
Cost of sales	1,592.1	(0.1)	—	1,592.2
Selling, general and administrative expenses	2,404.9	36.6	18.2	2,350.1
Operating profit	149.8	36.5	18.2	204.5
Income before income taxes	29.1	36.5	18.2	83.8
Income taxes	(99.5)	(1.9)	—	(101.4)
Net loss	$(70.4)	$34.6	$18.2	$(17.6)

Diluted EPS	$(0.20)			$(0.08)

Gross margin	61.6%	—	—	61.6%
SG&A as a % of revenue	58.0%	(0.9)	(0.4)	56.7%
Operating margin	3.6%	0.9	0.4	4.9%
Effective tax rate	341.9%			121.0%

Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS.

Page | 16

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions, except per share data)

Approximate Impact of Foreign Currency
	Third-Quarter 2018		Nine-Months 2018
	Estimated impact ($ in millions)	Estimated impact on diluted EPS	Estimated impact ($ in millions)	Estimated impact on diluted EPS
Year-on-Year impact on Reported (GAAP) results:
Total revenue	(14) pts		(5) pts
Operating profit - transaction	$(5)	$(0.01)	$(15)	$(0.02)
Operating profit - translation	(60)	(0.10)	(60)	(0.11)
Total operating profit	$(65)	$(0.11)	$(75)	$(0.13)
Operating margin	(240) bps		(130) bps
Revaluation of working capital	$(5)	$(0.01)	$(20)	$(0.03)
Diluted EPS		$(0.12)		$(0.16)

Year-on-Year impact on Adjusted (Non-GAAP) results:
Adjusted revenue	(10) pts		(3) pts
Adjusted operating profit - transaction	$(5)	$(0.01)	$(15)	$(0.02)
Adjusted operating profit - translation	(15)	(0.02)	(15)	(0.03)
Total Adjusted operating profit	$(20)	$(0.03)	$(30)	$(0.05)
Adjusted operating margin	(100) bps		(50) bps
Revaluation of working capital	$(5)	$(0.01)	$(20)	$(0.03)
Adjusted diluted EPS		$(0.04)		$(0.08)

Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 17

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

The Company adopted ASC 606, as a cumulative-effect adjustment to retained earnings, as of January 1, 2018. Comparative information for prior periods has not been restated. Therefore, this supplemental schedule provides balances without the adoption of ASC 606 to enhance comparability to the prior year. We applied the transition guidance to all outstanding contracts at January 1, 2018.
We recorded a cumulative-effect adjustment upon adoption of the new revenue recognition standard as of January 1, 2018 comprised of the following:

•	a reduction to retained earnings of $52.7 before taxes ($41.1 after tax), with a corresponding impact to deferred income taxes of $11.6;

•	a reduction to prepaid expenses and other of $54.9;

•	an increase to inventories of $39.3; and

•
an increase to other accrued liabilities of $37.1 due to the net impact of the establishment of a contract liability of $91.8 for deferred revenue where our performance obligations are not yet satisfied, which is partially offset by a reduction in the sales incentive accrual of $54.7.

The impact of the change in accounting standard on third-quarter 2018 performance is:

	Impact of change in revenue recognition standard
Line items impacted within the Consolidated Statements of Operations	Per consolidated financial statements	Adjustments		Balances excluding the impact of adopting ASC 606
Revenue
Net sales	$1,346.3	$2.8	(1)	$1,349.1
Other revenue	77.9	(48.3)	(2)	29.6
Total revenue	1,424.2	(45.5)		1,378.7

Costs and expenses
Cost of sales	538.4	(69.9)	(3)	468.5
Selling, general and administrative expenses	698.9	16.3	(4)	715.2
Operating profit	186.9	8.1		195.0
Income before income taxes	182.1	8.1		190.2
Income taxes	(68.3)	(.7)		(69.0)
Net income	113.8	7.4		121.2
Net income attributable to Avon	114.5	7.4		121.9

(1) Primarily relates to net impact of the timing of recognition of sales incentives.
(2) Relates to Representative fees (primarily brochure fees, late payment fees and certain other fees), which were reclassified from SG&A. Brochure fees were also impacted by the timing of recognition.
(3) Primarily relates to the cost of sales incentives and the cost of brochures paid for by Representatives, both of which were reclassified from SG&A and were also impacted by the timing of recognition.
(4) Relates to the cost of sales incentives, which were reclassified to cost of sales and were also impacted by the timing of recognition. This was partially offset by Representative fees, which were reclassified to other revenue.

Page | 18

The impact of the change in accounting standard on the year-to-date 2018 performance is:

	Impact of change in revenue recognition standard
Line items impacted within the Consolidated Statements of Operations	Per consolidated financial statements	Adjustments		Balances excluding the impact of adopting ASC 606
Revenue
Net sales	$3,924.7	$(30.3)	(1)	$3,894.4
Other revenue	244.9	(153.6)	(2)	91.3
Total revenue	4,169.6	(183.9)		3,985.7

Costs and expenses
Cost of sales	1,657.8	(208.5)	(3)	1,449.3
Selling, general and administrative expenses	2,227.0	37.6	(4)	2,264.6
Operating profit	284.8	(13.0)		271.8
Income before income taxes	192.2	(13.0)		179.2
Income taxes	(136.5)	3.0		(133.5)
Net income	55.7	(10.0)		45.7
Net income attributable to Avon	58.1	(10.0)		48.1
(1) Primarily relates to net impact of the timing of recognition of sales incentives.
(2) Relates to Representative fees (primarily brochure fees, late payment fees and certain other fees), which were reclassified from SG&A. Brochure fees were also impacted by the timing of recognition.
(3) Primarily relates to the cost of sales incentives and the cost of brochures paid for by Representatives, both of which were reclassified from SG&A and were also impacted by the timing of recognition.
(4) Relates to the cost of sales incentives, which were reclassified to cost of sales and were also impacted by the timing of recognition. This was partially offset by Representative fees, which were reclassified to other revenue.

	Impact of change in revenue recognition standard
Line items impacted within the Consolidated Balance Sheets	Per consolidated financial statements	Adjustments		Balances excluding the impact of adopting ASC 606
Assets
Accounts receivable, net	$374.3	$(10.9)	(1)	$363.4
Inventories	682.2	(40.1)	(2)	642.1
Prepaid expenses and other	264.2	46.4	(2)	310.6
Other assets	584.5	(10.2)	(3)	574.3
Total assets	3,074.6	(14.8)		3,059.8
Liabilities, Series C Convertible Preferred Stock and Shareholders’ Deficit
Other accrued liabilities	391.5	(38.7)	(4)	352.8
Income taxes	25.5	(3.0)		22.5
Total current liabilities	1,418.2	(41.7)		1,376.5
Other liabilities	77.6	(1.3)		76.3
Total liabilities	3,391.6	(43.0)		3,348.6
Retained earnings	2,318.4	31.1	(5)	2,349.5
Accumulated other comprehensive loss	(1,015.9)	(2.9)		(1,018.8)
Total Avon shareholders’ deficit	(810.4)	28.2		(782.2)
Total shareholders’ deficit	(802.9)	28.2		(774.7)
Total liabilities, series C convertible preferred stock and shareholders’ deficit	3,074.6	(14.8)		3,059.8

Page | 19

(1) Relates to sales returns, which were reclassified from a reduction of accounts receivable to a refund liability (within other accrued liabilities) and a returns asset (within prepaid expenses and other).
(2) Primarily relates to sales incentives and brochures, both of which were reclassified from prepaid expenses and other to     inventories, and were also impacted by the timing of recognition. In addition, prepaid expenses and other was impacted by the timing of recognition of brochures, as well as the reclassification of sales returns (described above).
(3) Relates to deferred tax assets associated with the cumulative-effect adjustment.
(4) Primarily relates to the contract liability for sales incentives, which is partially offset by the lower accrual for sales incentives. In addition, other accrued liabilities was impacted by the reclassification of sales returns (described above).
(5) Relates to the $41.1 million cumulative-effect adjustment upon adoption of ASC 606, partially offset by the $10.0 million net loss adjustment.

	Impact of change in revenue recognition standard
Line items impacted within the Consolidated Statements of Cash Flows	Per consolidated financial statements	Adjustments	Balances excluding the impact of adopting ASC 606
Net income	$55.7	$(10.0)	$45.7
Other	14.2	(2.9)	11.3
Changes in assets and liabilities:
Accounts receivable	(93.4)	2.3	(91.1)
Inventories	(131.8)	0.8	(131.0)
Prepaid expenses and other	(38.2)	5.3	(32.9)
Accounts payable and accrued liabilities	(30.7)	9.8	(20.9)
Income and other taxes	74.1	(3.0)	71.1
Noncurrent assets and liabilities	60.7	(2.3)	58.4

Page | 20

Non-GAAP Financial Measures
To supplement the Company's financial results presented in accordance with GAAP, the Company discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, Adjusted revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. The Company also refers to these adjusted financial measures as constant dollar items, which are Non-GAAP financial measures. The Company believes these measures provide investors an additional perspective on trends and underlying business results. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, the Company calculates current-year results and prior-year results at constant exchange rates, which are updated on an annual basis as part of the Company's budgeting process. Foreign currency impact is determined as the difference between actual growth rates and constant-dollar growth rates.
The Company also presents revenue, cost of sales, gross margin, selling, general and administrative expenses, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, income (loss) before taxes, income taxes, net income (loss), diluted earnings (loss) per share and effective tax rate on a Non-GAAP basis. The Company refers to these Non-GAAP financial measures as "Adjusted." The Company has provided quantitative reconciliations of the Non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP. See "Supplemental Schedule - Non-GAAP Financial Measures" within this release for these quantitative reconciliations.
The Company uses Non-GAAP financial measures to evaluate its operating performance. These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period. The Company believes that it is meaningful for investors to be made aware of the impacts of: 1) the Brazil IPI tax release; 2) CTI restructuring initiatives; 3) a charge for a loss contingency related to a non-US pension plan ("Loss contingency") and 4) one-time tax items that are not associated with recurring, normal operations ("Special tax items").
The Brazil IPI tax release includes the impact on the Consolidated Statement of Operations during the third quarter of 2018 of the release of the liability related to IPI tax on cosmetics in Brazil. The release was recorded in net sales and other expense, net in the amounts of approximately $168 million and approximately $27 million, respectively. The Brazil IPI tax release also includes approximately $66 million recorded in income taxes.
The Loss contingency includes the impact on the Consolidated Statements of Operations during the second quarter of 2017 caused by a charge of approximately $18 million for a loss contingency related to a non-US pension plan, for which an amendment to the plan that occurred in a prior year many not have been properly implemented.
The Special tax items includes the impact on the provision for income taxes in the Consolidated Statements of Operations during the first, second and third quarters of 2018 due to one-time tax reserves of approximately $9 million, $6 million and $4 million, respectively, associated with the Company's uncertain tax positions.

Page | 21